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        Articles of Amendment of Principal Variable Contracts Fund, Inc.
         Principal Variable Contracts Fund, Inc., a Maryland Corporation having its principal office in this state in Baltimore, Maryland (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and
Taxation of Maryland, that:

         FIRST: On the 24th day of February 2005, the Board of Directors, acting in accordance with Section 2-602 of Maryland General Corporation Law, approved amendments to the Corporation's Charter for the purpose of (i) clarifying the authority of the Board of Directors to approve combinations of series of the
Corporation without shareholder approval, (ii) authorizing the Board of
Directors to liquidate the assets attributable to a series of the Corporation or a class of shares and terminate the series or class of shares without shareholder approval, and (iii) authorizing the Board of Directors to designate a class of shares of a series as a separate series.

         SECOND:  The Charter Amendments were advised by the Board of Directors and approved by the stockholders.

         THIRD. The Charter Amendments shall be effective at the time the
Department accepts the articles for record.

         FOURTH. The Charter Amendments are as follows:

         (1) a new Section 12 shall be added to Article V of the Charter as follows:

        Section 12. Reorganization. The Board may merge or
   consolidate one or more series of shares with, and may sell, convey and transfer the assets belonging to any one or more series of shares to, another corporation, trust, partnership, association or other organization, or to the Corporation to be held as assets belonging to another series of shares, in
   exchange for cash, securities or other consideration
   (including, in the case of a transfer to another series of shares of the Corporation, shares of such other series of
   shares) with such transfer being made subject to, or with the assumption by the transferee of, the liabilities belonging to each transferor series of shares if deemed appropriate by the
   Board. The Board shall have the authority to effect any such merger, consolidation or transfer of assets, without action or approval of the shareholders, to the extent consistent with applicable laws and regulations.

         (2) a new Section 13 shall be added to Article V of the Charter as follows:

        Section 13. Classes of Shares. The Board shall also have
   the authority, without action or approval of the shareholders, from time to time to designate any class of shares of a series of shares as a separate series of shares as it deems necessary or desirable. The designation of any class of shares of a
   series of shares as a separate series of shares shall be
   effective at the time specified by the Board. The Board shall allocate the assets, liabilities and expenses attributable to any class of shares designated as a separate series of shares to such separate series of shares and shall designate the
   relative rights and preferences of such series of shares,
   provided that such relative rights and preferences may not be materially adversely different from the relative rights and preferences of the class of shares designated as a separate series of shares.

         (3) The text of Section 1(c)(4) of Article V of the Charter shall be stricken in its entirety and replaced by the following:

        (4) Liquidation. In the event of the liquidation of the
   Corporation or of the assets attributable to a particular
   series or class, the shareholders of each series or class that has been established and designated and is being liquidated shall be entitled to receive, as a series or class, when and as declared by the Board of Directors, the excess of the
   assets belonging to that series or class over the liabilities belonging to that series or class. The holders of shares of any series or class shall not be entitled thereby to any
   distribution upon liquidation of any other series or class.
   The assets so distributable to the shareholder of any
   particular series or class shall be distributed among such shareholders according to their respective rights taking into account the proper allocation of expenses being borne by that series or class. The liquidation of assets attributable to any particular series or class in which there are shares then
   outstanding and the termination of the series or the class may be authorized by vote of a majority of the Board of Directors then in office, without action or approval of the
   shareholders, to the extent consistent with applicable laws and regulation. In the event that there are any general assets not belonging to any particular series or class of stock and available for distribution, such distribution shall be made to holders of stock of various series or classes in such
   proportion as the Board of Directors determines to be fair and equitable, and such determination by the Board of Directors shall be conclusive and binding for all purposes.

       IN WITNESS WHEREOF, Principal Variable Contracts Fund, Inc. has caused these presents to be signed in its name and on its behalf by its Vice President and Assistant Secretary and attested by
its Assistant Secretary on July 7, 2006.

                     Principal Variable Contracts Fund, Inc.

                        By /s/ Ernie H. Gillum
                ------------------------------------------------
                      Ernest H. Gillum, Vice President and
                               Assistant Secretary

Attest

     /s/ James F. Sager
James F. Sager, Assistant Secretary

The UNDERSIGNED, Vice President and Assistant Secretary of Principal Variable
Contracts Fund, Inc., who executed on behalf of said corporation the foregoing
Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing
Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                Ernest H. Gillum
      Vice President and Assistant Secretary, Principal Variable Contracts
                                   Fund, Inc.